TYPE:  EX-23

OLERAMMA, INC.

EXHIBIT #23 Consent of Experts and Counsel

Barry L. Friedman, P.C., CPA
Certified Public Accountant

1582 Tulita Drive                               OFFICE  (702) 361-8414
Las Vegas, NV  89123                            FAX NO. (702) 896-0278


To Whom It May Concern:                         February 15, 2000


The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 15, 2000 on the Financial Statements of Oleramma, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly yours,

/s/ Barry L. Friedman
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Barry L. Friedman
Certified Public Accountant

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